                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.       )*
                                         ------


                   Cameron Ashley Building Products, Inc.
                             ------------------
                              (Name of Issuer)


                                Common Stock
                             ------------------
                       (Title of Class of Securities)


                                 13329010
                             ------------------
                              (CUSIP Number)


   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

                              Page 1 of 13 Pages

CUSIP No. 13329010                    13G                 Page  2  of 13   Pages
          --------                                             ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     S.S. or I.R.S. Identification Nos. of Above Persons
     CGW SOUTHEAST PARTNERS I, L.P.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     GEORGIA
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power
 Owned by                         1,909,646
 Each Reporting              --------------------------------------------------
                              (6) Shared Voting
 Person With                        Power
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power
                                  1,909,646
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,909,646
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
     / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     21.1%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 13329010                    13G                 Page  3  of 13   Pages
          --------                                             ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     S.S. or I.R.S. Identification Nos. of Above Persons
     CGW SOUTHEAST I, INC.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     GEORGIA
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power
 Owned by                         1,909,646
 Each Reporting              --------------------------------------------------
 Person With                  (6) Shared Voting
                                    Power
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power
                                  1,909,646
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,909,646
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
     / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     21.1%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     CO
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 13329010                    13G                 Page  4  of 13   Pages
          --------                                             ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     S.S. or I.R.S. Identification Nos. of Above Persons
     RICHARD L. CRAVEY
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     UNITED STATES
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power
                                  1,909,646
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power
                                  1,909,646
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,909,646
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
     / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     21.1%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 13329010                    13G                 Page  5  of 13   Pages
          --------                                             ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     S.S. or I.R.S. Identification Nos. of Above Persons
     WILLIAM A. DAVIES
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     UNITED STATES
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power
                                  1,909,646
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power
                                  1,909,646
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,909,646
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
     / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     21.1%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 13329010                    13G                 Page  6  of 13   Pages
          --------                                             ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     S.S. or I.R.S. Identification Nos. of Above persons
     WILLIAM S. GREEN
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     UNITED STATES
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power
                                  1,909,646
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power
                             --------------------------------------------------

                              (8) Shared Dispositive
                                    Power
                                  1,909,646
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,909,646
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
     / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     21.1%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 13329010                    13G                 Page  7  of 13   Pages
          --------                                             ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     S.S. or I.R.S. Identification Nos. of Above Persons
     EDWIN A. WAHLEN, JR.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     UNITED STATES
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power
                                  1,909,646
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power
                                  1,909,646
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,909,646
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
     / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     21.1%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                                          Page  8  of 13   Pages
                                                               ---    ---


ITEM 1(A).  NAME OF ISSUER
            CAMERON ASHLEY BUILDING PRODUCTS, INC.
-------------------------------------------------------------------------------

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
            11651 PLANO ROAD, DALLAS TEXAS 75238
-------------------------------------------------------------------------------

ITEM 2(A).  NAME OF PERSON(S) FILING
        (i) CGW SOUTHEAST PARTNERS I, L.P.
       (ii) CGW SOUTHEAST I, INC.
      (iii) RICHARD L. CRAVEY
       (iv) WILLIAM A. DAVIES
        (v) WILLIAM S. GREEN
       (vi) EDWIN A. WAHLEN, JR.
-------------------------------------------------------------------------------

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
  (i)-(vi)  TWELVE PIEDMONT CENTER, SUITE 210, ATLANTA, GEORGIA 30305
-------------------------------------------------------------------------------

ITEM 2(C).  CITIZENSHIP
        (i) GEORGIA
       (ii) GEORGIA
      (iii) UNITED STATES
       (iv) UNITED STATES
        (v) UNITED STATES
       (vi) UNITED STATES
-------------------------------------------------------------------------------

ITEM 2(D).  TITLE OF CLASS OF SECURITIES
  (i)-(vi)  COMMON STOCK
-------------------------------------------------------------------------------

ITEM 2(E).  CUSIP NUMBER
  (i)-(vi)  13329010
-------------------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

    (a) / / Broker or Dealer registered under Section 15 of the Act

    (b) / / Bank as defined in section 3(a)(6) of the Act

    (c) / / Insurance Company as defined in section 3(a)(19) of the Act

    (d) / / Investment Company registered under section 8 of the Investment Company Act

    (e) / / Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

    (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240, 13d-1(b)(1)(ii)(F)

    (g) / / Parent Holding Company, in accordance with Section 240, 13d-1(b)(ii)(G) (Note: See Item 7)

    (h) / / Group, in accordance with Section 240, 13d-1(b)(1)(ii)(H)

ITEM 4.  OWNERSHIP

    (a)  Amount Beneficially Owned:
(i)-(v)  1,909,646
    ---------------------------------------------------------------------------

    (b)  Percent of Class:
(i)-(v)  21.1%
    ---------------------------------------------------------------------------

                                                          Page  9  of 13   Pages
                                                               ---    ---
    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
              (i) and (ii) 1,909,646
              -----------------------------------------------------------------
         (ii) shared power to vote or to direct the vote
              (iii), (iv), (v) and (vi) 1,909,646
              -----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of
              (i) and (ii) 1,909,646
              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of
              (iii), (iv), (v) and (vi) 1,909,646
              -----------------------------------------------------------------

        CGW SOUTHEAST PARTNERS I, L.P. IS THE SHAREHOLDER OF RECORD OF 1,909,646 SHARES OF COMMON STOCK OF CAMERON ASHLEY BUILDING PRODUCTS, INC. THE GENERAL PARTNER OF CGW SOUTHEAST PARTNERS I, L.P. IS CGW SOUTHEAST I, INC. MESSERS. CRAVEY, DAVIES, GREEN AND WAHLEN ARE MANAGING DIRECTORS OF CGW SOUTHEAST I, INC.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /

                                                          Page 10  of 13  Pages
                                                               ---    ---

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

The partners of CGW Southeast Partners I, L.P. have the right to receive a portion of the proceeds from the sale of the shares of Cameron Ashley Building Products, Inc. Common Stock held by such partnership.
-------------------------------------------------------------------------------


ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
         THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
         Not Applicable
-------------------------------------------------------------------------------

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
         Not Applicable
-------------------------------------------------------------------------------

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
         Not Applicable
-------------------------------------------------------------------------------

ITEM 10. CERTIFICATION
         Not Applicable

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                       RICHARD L. CRAVEY

                                       January 24, 1997
                                       ----------------------------------------
                                       (Date)
                                       /s/ RICHARD L. CRAVEY
                                       ----------------------------------------
                                       (Signature)

                                       ----------------------------------------
                                       (Name/Title)

                                                          Page 11  of 13  Pages
                                                               ---    ---

                                       CGW SOUTHEAST PARTNERS I, L.P.
                                       a Georgia Limited Partnership
                                       By: CGW Southeast I, Inc.
                                           its General Partner

                                       January 24, 1997
                                       ----------------------------------------
                                       (Date)
                                       /s/ WILLIAM A. DAVIES
                                       ----------------------------------------
                                       (Signature)
                                       WILLIAM A. DAVIES/MANAGING DIRECTOR
                                       ----------------------------------------
                                       (Name/Title)



                                       CGW SOUTHEAST I, INC.

                                       January 24, 1997
                                       ----------------------------------------
                                       (Date)
                                       /s/ WILLIAM A. DAVIES
                                       ----------------------------------------
                                       (Signature)
                                       WILLIAM A. DAVIES/MANAGING DIRECTOR
                                       ----------------------------------------
                                       (Name/Title)



                                       WILLIAM A. DAVIES

                                       January 24, 1997
                                       ----------------------------------------
                                       (Date)
                                       /s/ WILLIAM A. DAVIES
                                       ----------------------------------------
                                       (Signature)
                                       WILLIAM A. DAVIES/MANAGING DIRECTOR
                                       ----------------------------------------
                                       (Name/Title)

                                                          Page 12  of 13  Pages
                                                               ---    ---

                                       WILLIAM S. GREEN

                                       January 24, 1997
                                       ----------------------------------------
                                       (Date)

                                       ----------------------------------------
                                       (Signature)
                                       WILLIAM S. GREEN
                                       ----------------------------------------
                                       (Name/Title)


                                       EDWIN A. WAHLEN, JR.

                                       January 24, 1997
                                       ----------------------------------------
                                       (Date)
                                       /s/ EDWIN A. WAHLEN, JR.
                                       ----------------------------------------
                                       (Signature)

                                       ----------------------------------------
                                       (Name/Title)

                                                          Page 13  of 13  Pages
                                                               ---    ---

                          EXHIBIT A TO SCHEDULE 13G

     We, the Undersigned, hereby express our agreement that the attached
Schedule 13G is filed on behalf of each of us.

     January 31, 1997


                                CGW Southeast Partners I, L.P.
                                a Georgia Limited Partnership
                                By: CGW Southeast I, Inc.
                                    its General Partner

                                   By: /s/ WILLIAM A. DAVIES
                                       ----------------------------------------
                                 Name: WILLIAM A. DAVIES
                                       ----------------------------------------
                                Title: MANAGING DIRECTOR
                                       ----------------------------------------


                                CGW Southeast I, Inc.

                                   By: /s/ WILLIAM A. DAVIES
                                       ----------------------------------------
                                 Name: WILLIAM A. DAVIES
                                       ----------------------------------------
                                Title: MANAGING DIRECTOR
                                       ----------------------------------------


                                       /s/ RICHARD L. CRAVEY
                                       ----------------------------------------
                                       Richard L. Cravey


                                       /s/ WILLIAM A. DAVIES
                                       ----------------------------------------
                                       William A. Davies


                                       /s/ WILLIAM S. GREEN
                                       ----------------------------------------
                                       William S. Green


                                       /s/ EDWIN A. WAHLEN, JR.
                                       ----------------------------------------
                                       Edwin A. Wahlen, Jr.